LMP and Western Asset Closed-End Funds Issue Update on
Auction Rate Preferred Securities Market Activity

NEW YORK, February 19, 2008 Business Wire / LMP and Western
Asset closed-end funds announced today that it has posted on its web site an update on recent activity in the auction rate preferred securities market for closed-end funds.
Investors can access this update on the Funds' web site at www.leggmason.com/cef or can request a printed copy of this information by calling 1-888-777-0102.

There are a total of seven LMP and Western Asset branded closed-end funds that have auction rate preferred shares outstanding; those seven funds are LMP Corporate Loan Fund
Inc. (NYSE: TLI), LMP Real Estate Income Fund Inc. (NYSE:
RIT), Western Asset Intermediate Muni Fund Inc. (AMEX:
SBI), Western Asset Managed Municipals Fund Inc. (NYSE:
MMU), Western Asset Municipal Partners Fund Inc. (NYSE:
MNP), Western Asset Zenix Income Fund Inc. (NYSE: ZIF), and
Western Asset Premier Bond Fund (NYSE: WEA).

LMP Corporate Loan Fund Inc., LMP Real Estate Income Fund
Inc., Western Asset Intermediate Muni Fund Inc., Western
Asset Managed Municipals Fund Inc., Western Asset Municipal
Partners Fund Inc., and Western Asset Zenix Income Fund
Inc. are managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc. Western Asset
Premier Bond Fund is managed by Western Asset Management
Company, also a subsidiary of Legg Mason, Inc.

Contact the Funds at 1-888-777-0102 for additional information, or consult the Funds' web site at www.leggmason.com/cef. For Western Asset Premier Bond, contact the Fund at 1-866-290-4386 or consult the Fund's web site at www.westernasset.com.

Media Relations:	Mary Athridge
			Legg Mason, Inc.
			212-801-6035

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co.,
LLC, 212-291-3775